Deckers Brands Reports Third Quarter Fiscal 2019 Financial Results And Raises Guidance For Full Year Fiscal 2019

- Third Quarter Fiscal 2019 Sales Increased 7.8% to a Record $873.8 Million

- Company Raises Fiscal 2019 Outlook with Non-GAAP Diluted EPS now in the range of $7.85 to $7.95

- Additional Share Repurchase Authorization of $261 Million, Increases Total Authorization to $350 Million.

GOLETA, Calif., Jan. 31, 2019 /PRNewswire/ -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the third fiscal quarter ended December 31, 2018. The Company also provided its financial outlook for the fourth fiscal quarter ending March 31, 2019 and updated its outlook for the full fiscal year ending March 31, 2019.

Throughout this release, references to Non-GAAP financial measures exclude the impact of certain charges relating to retail store closures, tax reform, organizational changes and other one-time or non-recurring amounts. Additional information regarding these Non-GAAP financial measures is set forth under the heading "Non-GAAP Financial Measures" below.

"With third quarter results delivered and an updated outlook for the full fiscal year 2019, I am pleased to say that we are now well ahead of schedule to deliver on the long term strategic goals we laid out two years ago," said Dave Powers, President and Chief Executive Officer. "Our third quarter results were propelled by the UGG brand as it successfully delivered a compelling product offering, with thoughtful and controlled distribution. In addition, we achieved impressive growth with our HOKA ONE ONE and Koolaburra brands. These brands significantly contributed to the growth of our business and further highlight the momentum built throughout the entire Deckers organization."

"In light of our strong results and the confidence in our strategies to produce strong cash flow over time, the Board of Directors has authorized an additional $261 million to our share repurchase program. Combined with the $89 million remaining under our current authorization, we now have the ability to repurchase a total of $350 million worth of shares in the future, as one avenue to effectively return value to shareholders."

Third Quarter Fiscal 2019 Financial Review

  Net sales increased 7.8% to $873.8 million compared to $810.5 million for the same period last year. On a constant currency basis, net sales increased 7.7%.
  Gross margin was 53.8% compared to 52.2% for the same period last year.
  SG&A expenses were $225.4 million compared to $230.3 million for the same period last year.
  Non-GAAP SG&A expenses were $227.8 million this year compared to $220.4 million last year.
  Operating income was $244.7 million compared to $193.2 million for the same period last year.
  Non-GAAP operating income was $242.3 million this year compared to $203.1 million last year.
  Diluted earnings per share was $6.68 compared to $2.69 for the same period last year.
  Non-GAAP diluted earnings per share was $6.59 this year compared to $4.97 last year.

Brand Summary

  UGG® brand net sales for the third quarter increased 3.6% to $761.0 million compared to $734.7 million for the same period last year.
  HOKA ONE ONE® brand net sales for the third quarter increased 79.2% to $56.9 million compared to $31.8 million for the same period last year.
  Teva® brand net sales for the third quarter increased 17.5% to $22.9 million compared to $19.5 million for the same period last year.
  Sanuk® brand net sales for the third quarter decreased 7.0% to $12.9 million compared to $13.9 million for the same period last year.

Channel Summary (included in the brand sales numbers above)

  Wholesale net sales for the third quarter increased 12.5% to $482.2 million compared to $428.8 million for the same period last year.
  DTC net sales for the third quarter increased 2.6% to $391.6 million compared to $381.7 million for the same period last year. DTC comparable sales for the third quarter increased 1.4% over the same period last year.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic net sales for the third quarter increased 14.2% to $573.0 million compared to $501.7 million for the same period last year.
  International net sales for the third quarter decreased 2.6% to $300.8 million compared to $308.8 million for the same period last year.

Balance Sheet (December 31, 2018 as compared to December 31, 2017)

  Cash and cash equivalents were $515.9 million compared to $493.0 million.
  Inventories were $342.0 million compared to $396.3 million.
  Outstanding borrowings were $31.7 million compared to $32.2 million.

Stock Repurchase Program

During the third quarter, the Company repurchased approximately 249 thousand shares of its common stock for a total of $27 million. As of December 31, 2018, the Company had $89 million remaining under its $400 million in stock repurchase authorizations.

As of January 29, 2019, the Board of Directors approved an increase of $261 million to the Company's stock repurchase authorization. Combined with the previous outstanding amount of $89 million, this brings the Company's total stock repurchase authorization up to $350 million.

Full Year Fiscal 2019 Outlook for the Twelve Month Period Ending March 31, 2019

  Net sales are now expected to be in the range of $1.986 billion to $2.0 billion.
  Gross margin is now expected to be above 50.5%.
  SG&A expenses as a percentage of sales are now projected to be below 36.5%.
  Operating margin is now expected to be in the range of 14.5% to 14.7%.
  Effective tax rate is now expected to be approximately 20%.
  Non-GAAP diluted earnings per share are now expected to be in the range of $7.85 to $7.95.
  The earnings per share guidance excludes any charges that may occur from additional store closures, tax reform, organizational changes and other one-time or non-recurring amounts. It also does not assume any impact from additional share repurchases.

Fourth Quarter Fiscal 2019 Outlook for the Three Month Period Ending March 31, 2019

  Net sales are expected to be in the range of $360.0 million to $374.0 million.
  Non-GAAP diluted earnings per share are expected to be in the range of break-even to $0.10.
  The earnings per share guidance excludes any charges that may occur from additional store closures, tax reform, organizational changes and other one-time or non-recurring amounts. It also does not assume any impact from additional share repurchases.

Non-GAAP Financial Measures

We present certain Non-GAAP financial measures in this press release, including constant currency, Non-GAAP SG&A expenses, Non-GAAP operating income and Non-GAAP diluted earnings (loss) per share, to provide information that may assist investors in understanding our financial results and assessing our prospects for future performance. We believe these Non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results, such as charges relating to retail store closures, tax reform, organizational changes and other one-time or non-recurring amounts. In particular, we believe the exclusion of certain costs and one-time amounts allows for a more meaningful comparison of our results from period to period. Further, we report comparable DTC sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and we adjust prior reporting periods to conform to current year accounting policies.

These Non-GAAP measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate our constant currency information, we calculate the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and re-measurements in the condensed consolidated balance sheets. These Non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such Non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the Non-GAAP financial measures to the most directly comparable GAAP measures has been provided under the heading "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" in the financial statement tables attached to this press release.

Conference Call Information

The Company's conference call to review the results for the third quarter fiscal 2019 will be broadcast live today, Thursday, January 31, 2019 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the "Investor" tab and then clicking on the microphone icon at the top of the page.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 40 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses, effective tax rate and earnings (loss) per share, as well as statements regarding our progress towards the achievement of our long term strategic objectives, our ability to compete in our industry, our product and brand positioning and strategies, and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "could," "estimate," "expected," "intend," "may," "plan," "predict," "project," "should," "will," or "would," and similar expressions or the negative of these expressions.

Forward-looking statements represent our management's current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Net sales	$873,800	$810,478	$1,626,307	$1,502,655
Cost of sales	403,707	387,007	789,362	763,442
Gross profit	470,093	423,471	836,945	739,213
Selling, general and administrative expenses	225,375	230,280	541,229	534,923
Income from operations	244,718	193,191	295,716	204,290

Other expense, net	51	138	325	1,503
Income before income taxes	244,667	193,053	295,391	202,787
Income tax expense	48,293	106,712	55,052	109,008
Net income	196,374	86,341	240,339	93,779
Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on cash flow hedges	(3,128)	2,509	998	(2,174)
Foreign currency translation gain (loss)	781	2,037	(10,543)	6,555
Total other comprehensive (loss) income	(2,347)	4,546	(9,545)	4,381
Comprehensive income	$194,027	$90,887	$230,794	$98,160

Net income per share
Basic	$6.74	$2.71	$8.06	$2.93
Diluted	$6.68	$2.69	$7.99	$2.91
Weighted-average common shares outstanding
Basic	29,157	31,863	29,807	31,956
Diluted	29,397	32,041	30,063	32,186

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	December 31, 2018	March 31, 2018
ASSETS	(UNAUDITED)
Current assets
Cash and cash equivalents	$515,938	$429,970
Trade accounts receivable, net	278,962	143,704
Inventories, net	342,043	299,602
Other current assets	69,697	37,414
Total current assets	1,206,640	910,690

Property and equipment, net	215,560	220,162
Other noncurrent assets	120,251	133,527
Total assets	$1,542,451	$1,264,379
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$600	$578
Trade accounts payable	228,434	93,939
Other current liabilities	165,353	94,649
Total current liabilities	394,387	189,166

Mortgage payable	31,056	31,504
Other long-term liabilities	99,127	102,930
Total long-term liabilities	130,183	134,434

Total stockholders' equity	1,017,881	940,779
Total liabilities and stockholders' equity	$1,542,451	$1,264,379

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended December 31, 2018
	GAAP Measures (As Reported)	Other Charges (1)	Non-GAAP Measures (Excluding Items) (2) (3)
Net sales	$873,800		$873,800
Cost of sales	403,707		403,707
Gross profit	470,093		470,093
Selling, general and administrative expenses	225,375	2,425	227,800
Income from operations	244,718	(2,425)	242,293

Other expense, net	51		51
Income before income taxes	244,667	(2,425)	242,242
Income tax expense	48,293		48,448
Net income	$196,374		$193,794

Net income per share
Basic	$6.74		$6.65
Diluted	$6.68		$6.59
Weighted-average common shares outstanding
Basic	29,157		29,157
Diluted	29,397		29,397

(1)	Adjustments as of December 31, 2018 reflect amounts related to organizational changes and legal matters.
(2)

The effective tax rate for the GAAP measures is 19.7% and the tax rate applied to the Non-GAAP measures is 20% for the three months ended December 31, 2018, which represents our expected effective tax rate for fiscal year 2019.

(3)	Figures may not sum due to rounding.

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended December 31, 2017
	GAAP Measures (As Reported)	Restructuring and Other Charges (1)	Non-GAAP Measures (Excluding Items) (2)
Net sales	$810,478		$810,478
Cost of sales	387,007		387,007
Gross profit	423,471		423,471
Selling, general and administrative expenses	230,280	(9,870)	220,410
Income from operations	193,191	9,870	203,061

Other expense, net	138		138
Income before income taxes	193,053	9,870	202,923
Income tax expense	106,712		43,728
Net income	$86,341		$159,195

Net income per share
Basic	$2.71		$5.00
Diluted	$2.69		$4.97
Weighted-average common shares outstanding
Basic	31,863		31,863
Diluted	32,041		32,041

(1)	Amounts as of December 31, 2017 reflect restructuring, other charges related to organizational changes and the strategic review process.
(2)

The difference in GAAP and non-GAAP tax expense is primarily due to the recently enacted tax reform and subsequent deferred tax asset charge associated with the new lower domestic federal tax rate. The tax rate applied to the Non-GAAP measures is 21.5% for the fiscal quarter ended December 31, 2017.

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Nine Months Ended December 31, 2018
	GAAP Measures (As Reported)	Restructuring and Other Charges (1)	Non-GAAP Measures (Excluding Items) (2) (3)
Net sales	$1,626,307		$1,626,307
Cost of sales	789,362		789,362
Gross profit	836,945		836,945
Selling, general and administrative expenses	541,229	1,608	542,836
Income from operations	295,716	(1,608)	294,109

Other expense (income), net	325	(445)	(120)
Income before income taxes	295,391	(1,163)	294,229
Income tax expense	55,052		58,794
Net income	$240,339		$235,435

Net income per share
Basic	$8.06		$7.90
Diluted	$7.99		$7.83
Weighted-average common shares outstanding
Basic	29,807		29,807
Diluted	30,063		30,063

(1)

Adjustments as of December 31, 2018 reflect amounts related to restructuring costs, organizational changes, legal matters, and charges in connection with the Company's refinancing of its prior credit facility.

(2)

The effective tax rate for the GAAP measures is 18.6% and the tax rate applied to the Non-GAAP measures is 20.0% for the nine months ended December 31, 2018. The Non-GAAP tax rate is calculated using the blended Non-GAAP tax rates for the three months ended June 30, 2018, September 30, 2018 and December 31, 2018, respectively.

(3)	Figures may not sum due to rounding.

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Nine Months Ended December 31, 2017
	GAAP Measures (As Reported)	Restructuring and Other Charges (1)	Non-GAAP Measures (Excluding Items) (2)
Net sales	$1,502,655		$1,502,655
Cost of sales	763,442		763,442
Gross profit	739,213		739,213
Selling, general and administrative expenses	534,923	(12,278)	522,645
Income from operations	204,290	12,278	216,568

Other expense, net	1,503		1,503
Income before income taxes	202,787	12,278	215,065
Income tax expense	109,008		47,085
Net income	$93,779		$167,980

Net income per share
Basic	$2.93		$5.26
Diluted	$2.91		$5.22
Weighted-average common shares outstanding
Basic	31,956		31,956
Diluted	32,186		32,186

(1)	Amounts as of December 31, 2017 reflect charges related to restructuring costs, other charges related to organizational changes and the strategic review process.
(2)

The difference in GAAP and non-GAAP tax expense is primarily due to the recently enacted tax reform and subsequent deferred tax asset charge associated with the new lower domestic federal tax rate. The tax rate applied to the Non-GAAP measures is 21.9% for the nine months ended December 31, 2017.

CONTACT: Investor Contact: Erinn Kohler | Senior Director, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611